EXHIBIT 99.1

     Micrografx Purchases Internet Solutions Innovator Acquisition of InterCAP Graphics Systems, Inc., Accelerates Micrografx's Web Strategy Richardson, Texas (April 19, 1999) - Micrografx (NASDAQ: MGXI), a global provider of enterprise graphics software, today announced it acquired Annapolis, Md.-based InterCAP Graphics Systems, Inc., which provides standards-based solutions for publishing technical graphics on the Internet to aerospace, defense and manufacturing industries. Micrografx purchased InterCAP for US$12.15 million with a combination of cash and convertible debt securities. InterCAP is a wholly owned subsidiary of Intergraph Corporation (NASDAQ: INGR).

InterCAP  was  instrumental  in the  development  of  WebCGM,  the first  vector standard to earn a Recommendation from the World Wide Web Consortium (W3C). InterCAP also was a founder of the CGM Open consortium and is an innovator in standards-based solutions development and consulting. By leveraging CGM (Computer Graphics Metafile), the preferred graphics format standard in manufacturing companies worldwide, as well as server-based technologies, InterCAP provides customers with the fastest way to create Web-based product information and commerce solutions from existing engineering and technical data.

InterCAP's concentration in vertical markets complements Micrografx's current customer base and opens additional opportunities. In conjunction with Micrografx Designer(R), the leading Windows-based technical graphics product, the InterCAP product line helps create a cornerstone for Micrografx in the intelligent technical illustration and Web-based technical publishing market. These complementary products provide a tiered illustration solution supported by the strongest of industry standards and leading-edge Web publishing solutions.

"Micrografx's acquisition of InterCAP comes at a opportune moment," said Charles Foundyller, president of Daratech, Inc., a market research and technology assessment company based in Cambridge, Mass. "To my knowledge, InterCAP is the only company focused on providing intelligent, associative graphics for technical publishing on the Internet. Companies in manufacturing, engineering, construction, government and the military comprise a large ready market opportunity for InterCAP's technology. Distributing engineering graphics linked to its associated underlying data on the Internet hold enormous benefits for all technical service providers," Foundyller continued. "Further, creating Web-based technical support and service facilities is a direction many companies are exploring, and eager to take. Micrografx's marketing focus and strong technical publishing offerings make a good and timely complement to InterCAP's unique Web technology," he concluded.

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"We are very  delighted  that InterCAP is joining  Micrografx,"  said Ken McTee,
Raytheon's manager, Media Solutions, Central Region. "For more than a decade InterCAP has been a valued partner in providing Raytheon with world-class technical illustration software. We look forward to the benefits this new union will obviously yield for us."

"We believe InterCAP's leadership in defining how graphical technical data is presented and managed on the Web, when combined with the Micrografx iGrafx System(R), will enhance and accelerate InterCAP's drive to be the premier Internet products and services provider for engineering-driven Web solutions," said Douglas Richard, Micrografx president and CEO. "This powerful solution will liberate the vast quantities of technical information trapped inside existing engineering systems, PDM repositories and legacy technical documentation systems, and put it to use as a rapid-enabler of e-commerce and e-service solutions," Richard added.

Customers such as Caterpillar have turned to InterCAP to provide them with cost-effective solutions to the challenge of using Web technology to distribute service information to its 2,500 dealers around the world. Utilities such as Illinois Power are building Web-based SCADA systems with higher performance and lower price tags than their predecessors. Bell Helicopter Textron is providing its commercial customers with service information via the Internet using InterCAP technology. The technology is also a key component in Freightliner's distributed Web-based print and view system for shop-floor assembly workers.

"Micrografx recognizes InterCAP's Web solutions solve a very large need in the industry, and our intent is to enhance their business and accelerate their revenue growth by leveraging Micrografx's global strengths and resources," Richard said. "Clearly there are also cost synergies that will enable us to run the combined businesses more efficiently," he added.

"We are very excited about joining forces with Micrografx," said Dr. John Gebhardt, InterCAP's chief technical officer. "We share their focus on making the most of graphics across the enterprise. Together, we can offer a very broad range of tools to companies who view their graphic data as a valuable corporate asset." Richard concluded, "The synergistic qualities of both companies' technologies, coupled with our shared target customer base, makes this acquisition a natural next step for Micrografx. We will continue to make accretive acquisitions that accelerate our stated strategy of enabling corporations to use graphics and Internet technology to solve real-world business problems."

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Micrografx intends to maintain the Annapolis facility,  which employs a staff of approximately 40, as well as the European support center in Switzerland, which employs a small staff of about six.

About Micrografx(R), Inc.
Micrografx, Inc. (NASDAQ: MGXI) is a recognized global leader in enterprise graphics software. The company is specifically focused on providing corporations with intelligent graphic solutions that help people visually communicate and analyze key corporate information, processes and ideas to solve real-world business problems. Micrografx is dedicated to delivering solutions through highly intelligent graphics-oriented enterprise software in four categories, including corporate graphics, process management, network documentation and technology development and licensing. In 1999, Micrografx delivered the iGrafx System, a one-of-a-kind, easy-to-use, highly scalable enterprise graphics platform to address the needs of users at every level. Visit www.micrografx.com for more information.

This release, other than historical information, includes forward-looking statements with respect to achieving corporate objectives, strategic direction, advancement of enterprise business, and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development, product introductions, licensing agreements, technological change, competition, international operations, changes in distribution channels, seasonality, growth in the enterprise solutions business of the Company, market demand and acceptance of products, the impact of changing economic conditions, fluctuation in foreign currency exchange rates, and others detailed in the Company's Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q and other Securities and
Exchange Commission filings. These filings can be obtained by contacting Micrografx Investor Relations.


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